Legal Disclaimer

Forward-Looking Statements

This website of Nano Dimension Ltd. (the "Company" or "Nano Dimension") contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when it discusses the special partial tender offer, the satisfaction of conditions precedent to the closing of the tender offer, anticipated impact of the special partial tender offer, the potential integration of Stratasys Ltd.'s ("Stratasys") assets, business verticals, and customer base into the Company's current operations, the percentage of ownership in Stratasys to be acquired by the Company upon the completion of the tender offer, the potential upside of the Company's and Stratasys' products, opportunities, strategic growth plan (including the Company's vision upon completion of the tender offer), new markets, the size of the Company's and Stratasys' addressable market, market growth, and expected revenue growth. Because such statements deal with future events and are based on the Company's current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Company could differ materially from those described in or implied by the statements in these forward-looking statements are not historical facts, and are based upon management's current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management's expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company and Stratasys, reference is made to the Company's and Stratasys' reports filed from time to time with the Securities and Exchange Commission ("SEC"), including, but not limited to, the risks detailed in the Company's annual report for the year ended December 31, 2022, and the risks detailed in Stratasys' annual report for the year ended December 31, 2022, filed with the SEC. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

No Offer or Solicitation

This website is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, nor is it a substitute for the tender offer materials described herein.

Nano Dimen … cial Tender Offe … of a Controlling …

On May 25, 2023, Nano Dimensi … tender offer to purchase betwee … ordinary shares ("Stratasys Shar … already owned by Nano Dimensi … up to and no more than 55% of t … consummation of the special ter … acquiring at least 53% of the out … $18.00 per Stratasys Share, to tl … certain value to Stratasys sharel …

Nano's all-cash special te … $18.00 per Share

- Represents a premium to all re … trading levels, a **26% premium … closing price as of March 3rd, … the 60-day volume-weighted … 3rd, 2023.**
- Represents a **12.5% premium … price published by Stratasys' … Morgan,** on March 2nd, 2023 … Stratasys.

… r creates a path to … eader in Additive

… pportunity to establish a **market- … mentary products and solutions** … ditive Manufacturing market

… unities to deepen existing … providing more value-added **… capture new customer** … vith expanded and diversified

- Provides a **certain value c**
Shareholders, as opposed
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Important Information About the Special Tender Offer

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the solicitation/recommendation statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the Information Agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information with the SEC, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys' website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension's website at www.nano-di.com.

AGREE DISAGREE

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[1] The successful completion of the special tender offer would result in Nano's ownership of between 53% and 55% of the outstanding Stratasys Shares, inclusive of the approximately 14.1% of the outstanding Stratasys' Shares that Nano currently owns as of May 24, 2023.

[2] Less any required withholding taxes and without interest (the "Offer Price"). Upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended, supplemented, or otherwise modified from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended, supplemented, or otherwise modified from time to time, the "Letter of Transmittal," which, together with this Offer to Purchase, collectively constitute the "offer").

Disclaimer

Nano Dimension's All-Cash Special Tender Offer for the Acquisition of a Controlling Interest in Stratasys

On May 25, 2023, Nano Dimension Ltd. ("Nano") commenced a special tender offer to purchase between 38.8% and 40.8% of the outstanding ordinary shares ("Stratasys Shares") of Stratasys Ltd. ("Stratasys") not already owned by Nano Dimension, such that Nano Dimension would own up to and no more than 55% of the outstanding Stratasys Shares upon consummation of the special tender offer,[1] with a minimum condition of acquiring at least 53% of the outstanding Stratasys Shares at the price of $18.00 per Stratasys Share, to the seller in cash, delivering near-term certain value to Stratasys shareholders.[2]

Nano's all-cash special tender offer price of $18.00 per Share

- Represents a premium to all relevant Stratasys historical trading levels, a **26% premium to the unaffected Stratasys closing price as of March 3rd, 2023** and a **39% premium to the 60-day volume-weighted average price as of March 3rd, 2023.**
- Represents a **12.5% premium to the $16.00 future target price published by Stratasys' own financial advisor, J.P. Morgan,** on March 2nd, 2023 before dropping coverage of Stratasys.
- Provides a **certain value creation opportunity to Stratasys Shareholders,** as opposed to the uncertainty that comes with Stratasys as a standalone company or through a combination with another company in the industry.

The special tender offer creates a path to establishing a market leader in Additive Manufacturing

- Transaction provides the opportunity to establish a **market-leading portfolio of complementary products and solutions** addressing a significant Additive Manufacturing market opportunity.
- Presents **significant opportunities to deepen existing customer relationships** by providing more value-added services and solutions **and capture new customer acquisition opportunities** with expanded and diversified joint offerings

How to Accept the Tender Offer

If you have any questions, please call the Information Agent for the offer, Georgeson LLC, toll free at (877) 668-1646.

All holders of Stratasys Shares should tender their Stratasys Shares to the Depositary for the offer, Computershare N.A., by following the procedures and instructions in the Offer to Purchase.

If you hold your Shares through a bank or broker, you should receive instructions from your bank or broker regarding how to tender your Shares. If you have not received instructions, please contact your bank or broker at the number below as soon as possible to instruct them to tender your Shares.

If you are a registered holder, you should tender your Stratasys Shares to the Depositary for the offer, Computershare N.A., by following the procedures and instructions in the Offer to Purchase and related Letter of Transmittal. You should have received or will receive material in the mail on tendering your Shares.

All of the Stratasys Shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration and satisfaction or waiver of all conditions to the offer.

---

[1] The successful completion of the special tender offer would result in Nano's ownership of between 53% and 55% of the outstanding Stratasys Shares, inclusive of the approximately 14.1% of the outstanding Stratasys' Shares that Nano currently owns as of May 24, 2023.

[2] Less any required withholding taxes and without interest (the "Offer Price"). Upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended, supplemented, or otherwise modified from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended, supplemented, or otherwise modified from time to time, the "Letter of Transmittal," which, together with this Offer to Purchase, collectively constitute the "offer").

Tender Offer Info

Time to Accept the Tender Offer

The special tender offer will **expire at 11:59 p.m. EDT on Monday, June 26th, 2023**, unless extended or earlier terminated in accordance with the Offer to Purchase and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") and Israeli law.

Under Israeli law and subject to certain conditions, Stratasys shareholders may be able to tender their Stratasys Shares for an additional four calendar-day period[1]. The additional period is referred to as the "Additional Offer Period" and the expiration of such period is referred to as the "Final Expiration Date."

The date of completion of the Additional Offer Period will change if Nano decides to extend the Offer Period. Stratasys Shares tendered during the Offer Period may be withdrawn at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period.

Conditions to the Tender Offer

The closing of the special tender offer is subject to certain conditions, outlined in the Offer to Purchase.

How to Accept the Tender Offer

If you have any questions, please call the Information Agent for the offer, Georgeson LLC, toll free at (877) 668-1646.

All holders of Stratasys Shares should tender their Stratasys Shares to the Depositary for the offer, Computershare N.A., by following the procedures and instructions in the Offer to Purchase. Shareholders are strongly recommended to submit their decision to tender early, as banks' deadlines can be before the official deadline stated above.

If you hold your Stratasys Shares through a bank or broker, you should receive instructions from your bank or broker regarding how to tender your Stratasys Shares. If you have not received instructions, please contact your bank or broker at the number below as soon as possible to instruct them to tender your Stratasys Shares.

If you are a registered holder, you should tender your Stratasys Shares to the Depositary for the offer, Computershare N.A., by following the procedures and instructions in the Offer to Purchase and related Letter of Transmittal. You should have received or will receive material in the mail on tendering your Stratasys Shares.

All of the Stratasys Shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration and satisfaction or waiver of all conditions to the offer.

---

[1] As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, during which you may tender each such Stratasys Share (we refer to this additional period as the "Additional Offer Period").

FAQ

ABOUT THE TENDER OFFER AND ELIGIBILITY

- We are Nano Dimension Ltd. ("Nano Dimension" or "Nano"), a company organized under the laws of the State of Israel. Nano Dimension is a leading supplier of Additively Manufactured Electronics and multi-dimensional polymer, metal & ceramic Additive Manufacturing 3D printers.
- On May 25, 2023, we commenced an all-cash special tender offer to purchase between 38.8% and 40.8% of the outstanding ordinary shares ("Stratasys Shares") of Stratasys Ltd. ("Stratasys"), not already owned by Nano Dimension.
- The special tender offer would result in Nano Dimension owning up to and no more than 55% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of acquiring at least 53% of the outstanding Stratasys Shares at the price of $18.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest (the "Offer Price").
- The full terms and conditions of the offer are set forth in the Offer to Purchase (as it may be amended, supplemented, or otherwise modified from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended, supplemented, or otherwise modified from time to time, the "Letter of Transmittal," filed with the U.S. Securities and Exchange Commission (the "SEC") which, together with the Offer to Purchase, collectively constitute the "offer").

1. **Why are you conducting this offer?**
    - Nano Dimension believes there are important benefits of the special tender offer to Stratasys' shareholders, including an attractive cash value at a premium to all relevant Stratasys historical trading levels, and, for the combined company, longer-term strategic benefits.

2. **How long do I have to decide whether to accept the offer and tender my shares?**
    - You may tender your Stratasys Shares until 11:59 p.m. EST, on June 26, 2023, or, if we extend the offer, before 11:59 p.m., EST, on the date to which the offer is extended [1].

3. **How many shares are sought in this offer?**
    - Subject to certain conditions, Nano Dimension is offering to purchase a minimum of 26,557,660 Stratasys Shares, representing 38.8% of the outstanding Stratasys Shares, and up to 27,925,689 Stratasys Shares, representing approximately 40.8% of the outstanding Stratasys Shares as of the Expiration Date.

4. **How much are you offering to pay and what is the form of payment?**
    - We are offering to pay $18.00 per Stratasys Share, to you in cash, less any required withholding taxes and without interest. The Offer Price will be paid in U.S. dollars.

5. **What is the value of Nano Dimension's offer compared to the market value of my Stratasys Shares as of a recent date?**
    - Nano Dimension's all-cash special tender offer for $18.00 per Stratasys Share represents a premium of 26% to the unaffected closing price on Nasdaq on March 3rd, 2023, and a 39% premium to the 60-day volume-weighted average price as of March 3rd, 2023.
    - On May 24, 2023, the last trading day before Nano Dimension commenced the offer, the closing price per Stratasys Share reported on Nasdaq was $14.88. The Offer Price, $18.00 per Stratasys Share, is 21% greater than such reported price on Nasdaq.

6. **What percentage of the Stratasys Shares does Nano Dimension currently own?**
   - As of May 25, 2023, Nano Dimension owned 9,695,115 Stratasys Shares, or approximately 14.1% of the outstanding Stratasys Shares as of May 24, 2023.

7. **Who can participate in the offer?**
   - The offer is open to all record and beneficial owners of Stratasys Shares.

8. **Do you have the financial resources to pay the purchase price in the offer?**
   - Yes. Nano Dimension possesses all of the necessary funds to consummate the offer from cash and cash equivalents on hand. The offer is not conditioned on the availability of financing.

9. **What are the most significant conditions of the offer?**
   - The offer is subject to a number of conditions described on pages 29-31 of the Offer to Purchase, which can be found on the website maintained by the SEC.

10. **What will happen if the conditions of the offer are not satisfied?**
    - If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Stratasys Shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions.

11. **If Stratasys' shareholder Rights Plan is upheld by the Israeli courts, will Nano Dimension terminate the tender offer?**
    - Nano Dimension will not be required to accept for payment and pay for any tendered Stratasys Shares if the Rights Plan Condition, as defined and described in the Offer to Purchase, is not satisfied.
    - The Rights Plan Condition will not be satisfied if Nano Dimension is not satisfied in its sole discretion that the Rights will not be triggered as a result of the offer.
    - Nano Dimension has the right to waive the Rights Plan Condition but does expect to waive this condition.

12. **Can Nano Dimension call a shareholder meeting to remove the Stratasys Board of Directors?**
    - Nano Dimension is conducting a detailed review of Stratasys and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. As part of this review, Nano Dimension intends to take actions to place the Stratasys Board of Directors at the next annual general meeting of Stratasys shareholders or by requesting that Stratasyscall an extraordinary general meeting of Stratasys shareholders for the purpose of electing directors.

13. **Does the announcement by Stratasys of entering into a merger agreement with Desktop Metal trigger the Change of Business Condition contained in the offer?**
    - On May 25, 2023, the same date as Nano Dimension's offer, Stratasys and Desktop Metal announced the entering into a merger agreement by and among Stratasys, Desktop Metal and Tetris Sub Inc., a wholly-owned subsidiary of Stratasys, wherein Tetris Sub Inc. would merge with and into Desktop Metal, with Desktop Metal surviving the merger as a wholly-owned subsidiary of Stratasys. Under the merger agreement, Stratasys would issue to the stockholders of Desktop Metal as consideration in the Merger 0.123 of Stratasys' ordinary shares in exchange for each share of Desktop Metal common stock held by them immediately prior to the merger.
    - Nano Dimension does not consider the entering into such merger agreement to have triggered the Change of Business Condition and does not expect the merger to close before the expiration of the tender offer. For the avoidance of doubt, Nano Dimension has not waived the Change of Business Condition and reserves all rights afforded to it under the Change of Business Condition set forth in more detail in the Offer to Purchase.

14. **How does the proposed transaction between Stratasys and Desktop Metal compare to the offer? Will it affect the offer?**
    - Our $18.00 per share all-cash offer represents a more compelling value creation opportunity for Stratasys shareholders than the proposed Desktop Metal transaction with Stratasys.
    - As the largest shareholder of Stratasys, Nano Dimension plans to vote against the proposed transaction between Stratasys and Desktop Metal.

15. **Who can I talk to if I have questions about the offer?**
    - If you have any questions, you can call Georgeson LLC, the Information Agent for the offer, toll free at (877) 668-1646.

16. **Is this deal subject to CFIUS review? Are you concerned that CFIUS will have comments?**
    - The tender offer is subject to mandatory CFIUS review. CFIUS has 30 calendar days from the date a complete declaration filing is approved for review to perform an initial assessment of the transaction. CFIUS is evaluating the declaration filing now. Following the end of such 30-day assessment, CFIUS will either (i) clear the transaction, (ii) require the parties to resubmit a more robust notice filing for review, or (iii) inform the parties that it does not have enough information to clear the transaction, and that the parties may resubmit a voluntary notice filing in their discretion. If CFIUS clears the transaction during the initial 30-day assessment, we will close the transaction. In contrast, if we do not receive CFIUS clearance at such time or are required to resubmit a notice filing, we will have discretion to close the transaction without CFIUS clearance. Following the resubmission of a notice filing, CFIUS would have an additional 45 days to reassess the transaction and an optional additional 45 days to investigate the transaction.
    - Until the successful completion of the tender offer, Nano Dimension and Stratasys will operate independently.
    - We understand that Stratasys produces certain critical technologies and has several contacts with the United States government. Both such points will likely bring the transaction under closer CFIUS scrutiny. As such, we expect that CFIUS may not clear the transaction after the initial 30-day assessment, and that CFIUS may impose certain conditions on the transaction following the completion of their review.

DEADLINES AND EXTENSIONS

1. **Can the offer be extended and under what circumstances?**
    - Nano Dimension has the right, in its sole discretion, to extend the Expiration Date, subject to applicable law. In addition, in certain circumstances, we may be required by applicable law to extend the Expiration Date.

2. **How will I be notified if the offer is extended?**
    - If Nano Dimension decides to extend the Expiration Date, the Company will publicly announce the new Expiration Date in a press release in accordance with applicable law and inform the Depositary and Information Agent.

3. **If enough Stratasys shareholders tender their shares in the offer before the deadline, would you make an announcement before the expiration date?**
    - No, the tender offer must remain open for at least 20 business days.

TENDERING STRATASYS SHARES AND RECEIVING CASH PAYMENT

1. **How can I tender my shares?**
    - If you are the record owner of your Stratasys Shares, you should tender your Stratasys Shares to Computershare Trust Company, N.A. by following the procedures and instructions in the Offer to contact the Information Agent for the offer, Georgeson LLC, toll free at (877) 668-1646 if you need additional copies of materials or have questions about how to tender.
    - If you hold your Stratasys Shares through a bank or broker, you should receive instructions from your bank or broker regarding how to tender your shares. If you have not received instructions, please contact your bank or broker as soon as possible to instruct them to tender your shares.

2. **What is the timeline for receiving the $18.00/share in cash?**
    - We will deposit with the Depositary an amount sufficient to make such payment to Stratasys shareholders within four U.S. business days following the Final Expiration Date (June 30, unless the offer is extended).
    - After the expiration of the offer our Depositary will launch a tax information portal and you will receive a link to this tax portal to complete the Tax Declaration Form.
    - If you are a registered holder of your shares, you will submit the Tax Declaration Form through the tax portal.
    - If you are a beneficial holder of your shares, you will submit the Tax Declaration form to your broker and your broker will send it to the Depositary and the Depositary will forward your form to the Israeli Tax Agent for review.
    - Following the review process, you will receive payment for your shares.

3. **Will I have to pay any fee or commission?**
   - If you are the record owner of your Stratasys Shares and you directly tender your Stratasys Shares to Computershare Trust Company, N.A. you generally will not have to pay brokerage fees or similar expenses. Nano Dimension will pay the fees and expenses of the Depositary in connection with the offer.
   - If you own your Stratasys Shares through a broker or other nominee, and your broker or other nominee tenders your Stratasys Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges apply.

4. **If I tender only a portion of my shares, will the remainder fall sharply post-tender?**
   - While we can't speculate on the share price movement, if the offer is consummated, Stratasys' "public float," that is the number of Stratasys Shares owned by Stratasys' non-affiliated shareholders and available for trading in the securities markets, may be reduced. This may result in lower share prices or reduced liquidity in the trading market for Stratasys Shares in the future.

5. **What happens if the offer is oversubscribed?**
   - If more than 27,925,689 Stratasys Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Stratasys Shares will be subject to proration. Nano Dimension will purchase 27,925,689 Stratasys Shares on a *pro rata* basis according to a proration factor that will be announced promptly following the Final Expiration Date.

OBJECTING TO THE TENDER OFFER OR WITHDRAWING PREVIOUSLY TENDERED STRATASYS SHARES

1. **If I decide not to tender, how will the offer affect my shares?**
   - Shares held by non-tendering Shareholders will not be affected by the completion of the offer.

2. **Can I object to the offer?**
   - Under Israeli law, you may respond to the offer by accepting the offer or sending a Notice of Objection.
   - Alternatively, you may simply not respond to the offer and not tender your Stratasys Shares. You are not deemed to object to the offer if you do not tender your Stratasys Shares.

3. **Until what time may I withdraw previously tendered Stratasys Shares?**
   - You may withdraw your tendered Stratasys Shares at any time before 11:59 p.m. EST on June 26, 2023 or, if we extend our offer, before 11:59 p.m., New York time, on the date to which the offer is extended.

4. **How do I withdraw previously tendered Stratasys Shares?**
   - To withdraw previously tendered Stratasys Shares, you must deliver a written notice of withdrawal, while you still have the right to withdraw your Stratasys Shares, to the Depositary at one its addresses set forth below:

By Mail:
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011

By Overnight Courier:
Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions
150 Royall Street, Suite V
Canton, MA 02021

If you tendered your Stratasys Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Stratasys Shares.

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[1] The period of time during which the offer remains open, as may be extended or adjusted for earlier termination of the offer, is referred to as the "Offer Period" and the date of completion of the Offer Period is referred to as the "Expiration Date". As required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by us; and (ii) with respect to each Stratasys Share owned by you, you have (a) not yet responded to the offer, (b) notified us of your objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn your tender during the Offer Period, then, you will be afforded an additional four (4) calendar-day period, during which you may tender each such Stratasys Share (we refer to this additional period as the "Additional Offer Period").

Materials

You may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC.

Offer to Purchase

- Tender Offer Statement filed by Nano Dimension

Press Release

- Nano Dimension Launches $18.00 Per Share All-Cash Special Tender Offer to Increase Ownership in Stratasys to between 53% and 55% of Its Outstanding Shares
- Nano Dimension Highlights Advantages of Its $18.00 Cash Per Share Special Tender Offer for Stratasys vs. Other Alternatives

Presentations

- Process for Tendering Stratasys Shares
- Stratasys Special Tender Offer Investor Call
- Nano Dimension's Special Tender Offer for the Acquisition of a Controlling Interest in Stratasys
- Nano Dimension's All Cash Special Tender Offer For Stratasys: Superior to Uncertain Alternatives

Disclaimer

Forward-Looking Statements

This website of Nano Dimension Ltd. (the "Company" or "Nano Dimension") contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when it discusses the special partial tender offer, the satisfaction of conditions precedent to the closing of the tender offer, anticipated impact of the special partial tender offer, the potential integration of Stratasys Ltd.'s ("Stratasys") assets, business verticals, and customer base into the Company's current operations, the percentage of ownership in Stratasys to be acquired by the Company upon the completion of the tender offer, the potential upside of the Company's and Stratasys' products, opportunities, strategic growth plan (including the Company's vision upon completion of the tender offer), new markets, the size of the Company's and Stratasys' addressable market, market growth, and expected revenue growth. Because such statements deal with future events and are based on the Company's current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Company could differ materially from those described in or implied by the statements in these forward-looking statements are not historical facts, and are based upon management's current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management's expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company and Stratasys, reference is made to the Company's and Stratasys' reports filed from time to time with the Securities and Exchange Commission ("SEC"), including, but not limited to, the risks detailed in the Company's annual report for the year ended December 31, 2022, and the risks detailed in Stratasys' annual report for the year ended December 31, 2022, filed with the SEC. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

No Offer or Solicitation

This website is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, nor is it a substitute for the tender offer materials described herein.

a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the solicitation/recommendation statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the Information Agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information with the SEC, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys' website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension's website at www.nano-di.com.